PROSPECTUS and                  PRICING SUPPLEMENT NO. 2
PROSPECTUS SUPPLEMENT, each     effective at 12:00 PM EST
Dated 9 October 2003            Dated 11 March 2004
CUSIP: 24422EPG8                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $4,170,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue
                  (Floating Rate Notes)

Original Issue Date:              16 March 2004

Maturity Date:                    16 March 2006

Principal Amount:                 $200,000,000

Interest Rate Basis:              USD-LIBOR-Telerate

Index Maturity:                   3 Month

Spread:                           Plus 7 Basis Points

Initial Interest
Determination Date:               12 March 2004

Day Count Convention:             Actual/360

Interest Reset Dates:             Quarterly on the 16th
                                  Mar, Jun, Sep, Dec
                                  (or next Business Day)

Interest Determination Dates:     Two London Business Days
                                  preceding such Interest
                                  Reset Dates

Interest Payment Dates:           Quarterly on the 16th
                                  Mar, Jun, Sep, Dec
                                  (or next Business Day)

Redemption Provisions:            None

Plan of Distribution:             Name          Principal Amount
                                                     Of Notes
                                  Banc of America
                                   Securities LLC  $58,000,000
                                  Deutsche Bank
                                   Securities Inc.  58,000,000
                                  Merrill Lynch,
                                   Pierce, Fenner
                                   and Smith
                                   Incorporated     58,000,000
                                  Piper Jaffray &
                                   Co.               8,667,000
                                  Rabo Securities
                                   USA, Inc.         8,667,000
                                  Wells Fargo
                                   Brokerage
                                   Services,LLC      8,666,000
                                  Total           $200,000,000

                                  The above Agents have severally
                                  agreed to purchase the
                                  respective principal amount of
                                  Notes, opposite their names as
                                  principal, for resale at a
                                  price of 99.750%

Banc of America Securities LLC
Deutsche Bank Securities
Merrill Lynch & Co.
Piper Jaffray & Co.
Rabo Securities USA, Inc.
Wells Fargo Brokerage Services, LLC

Banc of America Securities LLC,
Deutsche Bank Securities, and Merrill
Lynch & Co. are acting as Joint Book-
Running Managers.